Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-151605
PROSPECTUS SUPPLEMENT No. 1 DATED DECEMBER 11, 2008
TO PROSPECTUS DATED NOVEMBER 6, 2008
Up to 7,500,000 Shares of Common Stock
Issuable upon the Exercise of Subscription Rights at $2.00 per share
     This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements our prospectus dated November 6, 2008 (the “Prospectus”), relating to our rights offering to which we have distributed to our stockholders nontransferable subscription rights to purchase shares of our common stock, par value $1.00 per share, at a subscription price of $2.00 per share.
Expiration of Rights Offering; Unsubscribed Shares Offered to Public
     The rights offering expired at 5:00 p.m., Eastern Time, on December 8, 2008. Consequently, subscription rights that were not exercised by that deadline have expired. As of the expiration date, valid subscriptions for $3,732,878 of the offered common stock (including over-subscriptions) were received.
     We are now offering the remaining $11,267,122 in unsubscribed shares of common stock to the public. The reoffer period will expire at the earlier of 5:00 p.m., Eastern Time, on January 20, 2009 or such earlier date as the Board of the Company may determine or when all shares remaining for purchase as reflected in this Prospectus Supplement are subscribed. We will hold funds received with an acknowledgement of subscription in a segregated account at the Bank and will hold these funds in escrow until such time as we accept the subscription or until the reoffering is canceled. Please see pages 51 and 52 of the Prospectus for a description of the procedure for purchasing these reoffered shares.
     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful, accurate or complete. Any representation to the contrary is a criminal offense.
     These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Investing in Our Common Stock Involves a High Degree of Risk; Risk Factors
     We have engaged an investment bank for the purpose of assessing strategic alternatives, which could result in a sale of CapitalSouth Bancorp. On December 10, 2008, we issued a press release announcing that we have engaged the investment bank Sterne, Agee & Leach, Inc. for the purpose of assessing strategic alternatives for CapitalSouth Bancorp, which could include a sale of assets or a merger of the Company. We have not made any decision as to whether we will engage in a transaction or transactions resulting from our consideration of strategic alternatives or the scope of such a transaction, and no assurance can be given that any transaction or transactions will occur or, if undertaken, the form, terms or timing of such a transaction. If we enter into a transaction or transactions for the sale of CapitalSouth Bancorp, the total sales price in such a transaction may be at a price below the $2.00 per share purchase price of our common stock in the public offering.
     The current market price of our common stock is below the $2.00 purchase price per share. Our common stock is traded on The Nasdaq Global Market under the symbol “CAPB,” and the last reported sales price of our common stock on The Nasdaq Global Market on December 10, 2008 was $0.75 per share. Following your purchase of shares of our common stock in the public offering, you may not be able to sell your common stock at a price equal to or greater than the $2.00 purchase price per share.
     This investment involves a high degree of risk, including the possible loss of principal. See “Risk Factors” on page 27 of the Prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, and all other documents incorporated by reference in the Prospectus in their entirety to read about important factors you should consider before investing in our common stock.
The date of this prospectus supplement is December 11, 2008.